China Automotive Systems Reports 2009 First Quarter
Financial Results

WUHAN, Hubei, China, May 12, 2009 -- China Automotive Systems, Inc., the “Company”, (Nasdaq: CAAS), a leading power steering components and systems supplier in China, today announced its 2009 first quarter financial results for the period ended March 31, 2009.

•	First quarter 2009 net sales increased 7.8% year-over-year to $44.7 million;
•
Net sales from steering components for passenger and light-duty vehicles increased 10.9% to $29.3 million; Net sales from steering components for commercial vehicles decreased to $9.7 million from $11.3 million;

•	Income from operations was $7.1 million for the 2009 first quarter compared with $6.8 million in the 2008 first quarter;
•	2009 first quarter non-GAAP diluted EPS was $0.13 versus $0.18 in the 2008 first quarter, on 23.2% greater number of diluted shares outstanding in the 2009 first quarter;
•	2009 first quarter diluted EPS was $0.08 versus $0.18 in the 2008 first quarter, on 23.2% greater number of diluted shares outstanding in the 2009 first quarter;
•	2009 first quarter net cash flow from operations was $8.9 million compared with negative cash flow in the first quarter of 2008.

Mr. Qizhou Wu, Chief Executive Officer of the Company, commented, “China has continued to grow despite the global economic recession, and in January 2009, China became the largest automotive market in the world. First quarter vehicle sales were up almost 4% to over 2.6 million vehicles. This growth is in sharp contrast to other markets which continue to report deep declines in vehicle sales. To boost economic growth in China, the Chinese Government implemented a number of stimulus packages for the automotive and agricultural industries in the first quarter of 2009. Demand began to pick up for vehicles during the 2009 first quarter, and especially for smaller passenger vehicles affected by the reduction in sales tax and the Chinese Government’s vehicle subsidy for the rural markets.”

Total net sales for the first quarter of 2009 increased 7.8% to $44.7 million compared with $41.5 million in the first quarter of 2008, and compared with $38.3 million for the fourth quarter of 2008.

First quarter net sales for 2009 from steering products for passenger and light-duty vehicles increased by 10.9% year-over-year to $29.3 million compared with $26.4 million in the same quarter of 2008. Net sales from steering products for commercial vehicles for the first quarter of 2009 decreased 13.4% to $9.8 million year-over-year from the $11.3 million reported in the same quarter in 2008. Net sales from oil pumps and sensors for the 2009 first quarter increased 45.6% to $5.4 million from $3.7 million in the year ago quarter.

Gross profit for the first quarter of 2009 was $12.2 million compared with $12.2 million in the same quarter last year, and compared with $10.7 million in the fourth quarter of 2008. The gross margin was 27.3% for the three months ended March 31, 2009, a decrease of 2.2% from 29.5% in the similar period last year. The decline of the gross margin was mainly due to the higher sales volumes of lower-priced products.

Income from operations in the 2009 first quarter was $7.1 million compared with $6.8 million in the same quarter in 2008, and compared with $964,000 in the fourth quarter of 2008.

Pro forma net income was $4.2 million compared with $4.7 million in the first quarter of 2008. Pro forma diluted EPS was $0.13 in the first quarter of 2009 compared with $0.18 in the similar quarter in 2008, based on a 23.2% greater number of diluted shares outstanding in the 2009 quarter.

Net income for the 2009 first quarter was $2.3 million, or $0.08 per diluted share versus $4.4 million, or $ 0.18 per diluted share in the previous year’s first quarter, based on a 23.2% greater number of diluted shares outstanding in the 2009 quarter.

Summary of Financial Results (US dollars except shares outstanding)	For the Three Months
	Ended March 31,
	2009	2008

Net income attributable to common shareholders	$2,258,812	$4,430,174

Amortization related to convertible note discount	122,347	99,449

Interest expenses of convertible note	284,375	131,250

Loss on change in fair value of derivative	1,560,848	-

Pro forma Net Income	4,226,382	4,660,873

Adjustment to diluted EPS	0.05	-

Pro forma diluted EPS	$0.13	$0.18

Diluted avg. number of common shares	31,947,823	25,936,500

Total cash and cash equivalents as of March 31, 2009 were $37.6 million compared with $37.1 million at December 31, 2008. Accounts receivable were $103.7 million at the end of the quarter. Through a strong cash management program, net cash flow from operations during the 2009 first quarter was $8.9 million compared with negative cash flow from operations for the first quarter last year. Stockholder's equity increased to $106.7 million.

Key Accomplishments in 2009 First Quarter:

On March 16, 2009, the Company announced that officials from the Hubei Provincial Government and the Hubei Provincial Ministry of Technology visited the Company’s wholly owned subsidiary, Jingzhou Hengsheng Automotive System Co., Ltd., "Hengsheng”. This subsidiary produces high-end products mainly focused to meet the stringent quality demands of Chinese joint ventures and the global export market. Equipped with state-of-the-art machine tools, assembly lines, and testing equipment in a 200,000 square meter facility, Hengsheng has a designed annual production capacity of 1.3 million units. As a wholly owned foreign enterprise, Hengsheng benefits from an income tax exemption through 2010 followed by preferential tax treatment (at a 15% rate) for the following 3 years thereafter.

On March 11, 2009, the Company announced that Shashi Jiulong Power Steering Gears Co., Ltd., "Jiulong", CAAS' subsidiary specializing in producing power steering systems for commercial vehicles in China, recovered its production to normal levels in February 2009 and expected to produce 45,000 units of power steering in March 2009, a new record for monthly production, in response to new orders.

On March 5, 2009 the Company announced that its subsidiary, Jingzhou Henglong Automotive Parts Co., Ltd., "Henglong", planned to have record monthly production of 85,000 power steering units for passenger vehicles in March 2009, and subsidiary Zhejiang Henglong & Vie Pump-Manufacturing Co. Limited, "WanAn", matched its record daily production rate of 1,600 units following the Chinese New Year in response to a large number of new orders.

On February 17, 2009, the Company announced that its subsidiary, Wuhu HengLong Automotive Steering System Co., Ltd., "Wuhu", won two awards from China's leading independent domestic auto maker, Chery Automobile Co., Ltd., "Chery Auto". Chery Auto hosted over 500 domestic and foreign suppliers and Chery Auto honored Wuhu as the "Best Core Supplier" and the "Best Auto Component Supplier" at the ceremony. The Company supplied approximately 75% of the power steering units used by Chery Auto in 2008. Sales to Chery Auto represented approximately 16% of the Company's total revenues.

On January 26, 2009, the Company announced that the ERP system of its subsidiary and joint venture with Chery Auto, Wuhu, has been recognized as one of the key science and technology projects in Wuhu City. As one of the best ERP systems, Wuhu received a technology grant from the local government.

On January 12, 2009, the Company announced that it was recognized as one of the 100 "Best Enterprises" and Mr. Hanlin Chen was named as one of the 10 "Best Entrepreneurs" by Jinzhou City.

Recent Developments

On April 14, 2009, the Company announced that the R&D center of Henglong had evolved into the leading automotive steering technology research operation in China, as the Company enters the global steering market. Since 2006, the R&D center developed 28 power steering-related national patents including 2 invention and 26 utility model patents. New products have been manufactured by the Company for more than 20 domestic and foreign automotive OEMs, and sales totaled over RMB 847 million by the end of 2008. Among new steering being developed are: low-noise power steering technology, stabilizing power steering valves, electric power steering (EPS), electronically controlled hydraulic power steering (EHPS), and other innovative technologies. The R&D center also develops proprietary manufacturing equipment and processes.

On April 7, 2009,the Company’s subsidiaries, Henglong and Jiulong, were recognized as High-Tech Enterprises by the Chinese Government, which qualified the two subsidiaries for a preferential income tax rate of 15% through 2011. Henglong and Jiulong were the two largest contributors to revenues and together, provided over $12 million of net income in 2008.

2009 Outlook

Based on current operating and market expectations, management anticipates that revenue growth will be between 10-15% for the 2009 year. These current expectations are subject to change at any time.

Mr. Hanlin Chen, Chairman of the Company said, “We believe that the stimulus will continue to generate growth in the Chinese market and it has been reported that the Chinese Association of Automobile Manufacturers (CAAM) has increased its growth outlook for vehicle sales from 5% to 8.7% for the 2009 year. Many of our key customers such as Chery Auto, Geely and in particular BYD and ChangAn, are benefiting from the high demand for small, fuel-efficient cars in the tier 2 to tier 4 cities and townships. On the commercial vehicle side, in late March, we saw healthy recovery as the large-scale government stimulus efforts have boosted continued infrastructure construction. Also, truck sales started to revive, as National 3 engine products are gradually coming into the marketplace. In response to the turning market, we have leveraged our excellent R&D capabilities to quickly introduce more new products to address the needs of the latest vehicle models and automotive technologies entering into the marketplace. We remain cautiously optimistic for the short term. Our long-term goals remain to maintain market leadership and strengthen our relationships with OEMs.”

Conference Call

Management will conduct a conference call today at 8:00 a.m. Eastern Daylight Time to discuss these results. A question and answer session will follow management's presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-9205 (North America)

Phone Number: +1-201-689-8054 (International)

In addition, the conference call will be broadcast live over the Internet at: http://www.caasauto.com

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 PM Eastern Daylight Time on Tuesday, May 26, 2009. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612-7415; using Account "286" and Conference ID "322107" to access the replay. The internet audio stream will also be available until 11:59 pm Eastern Daylight Time on Tuesday, May 26.

About China Automotive Systems, Inc.

Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering and 307 models of power steering with an annual production capacity of over 1.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., Brilliance China Automotive Holdings Ltd., Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and condition, and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company’s products; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; the continued growth of the Chinese economy and the domestic automotive industry, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
Grayling
Tel:   +1-646-284-9409
Email: ktheiss@hfgcg.com

–tables follow –

Condensed Consolidated Statements of Operations (Unaudited, US dollars)

	Three Months Ended March 31,
	2009	2008
Net product sales, including $559,011 and $2,051,082 to related parties at March 31, 2009 and 2008	$44,697,446	$41,467,043
Cost of product sold, including $2,126,737 and $1,952,390 purchased from related parties at March 31, 2009 and 2008	32,499,615	29,254,673
Gross profit	12,197,831	12,212,370
Add: Gain on other sales	66,879	134,190
Less: Operating expenses-
Selling expenses	2,359,166	2,475,341
General and administrative expenses	1,801,702	1,616,150
R&D expenses	439,922	175,678
Depreciation and amortization	571,413	1,294,727
Total Operating expenses	5,172,203	5,561,896
Income from operations	7,092,507	6,784,664
Add: Other income, net	-	199,459
Financial income (expenses) net	(439,480)	20,693
Gain (loss) on change in fair value of derivative	(1,560,848)	-
Income before income taxes	5,092,179	7,004,816
Less: Income taxes	1,449,670	824,395
Net income	3,642,509	6,180,421
Net income attributable to noncontrolling interest	1,383,697	1,750,247
Net income attributable to common shareholders	2,258,812	4,430,174
Net income per common share-
Basic and diluted	$0.08	$0.18
Weighted average number of common shares outstanding –
Basic	26,983,244	23,959,702
Diluted	31,947,823	25,936,500

Condensed Consolidated Balance Sheets

US dollars	March 31, 2009	December 31, 2008
	(Unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$37,585,291	$37,113,375
Pledged cash deposits	7,840,724	6,739,980
Accounts and notes receivable, net, including $1,583,182 and $1,285,110 from related parties at March 31, 2009 and December 31, 2008	103,671,922	96,424,856
Advance payments and other, including $349,320 and $9,374 to related parties at March 31, 2009 and December 31, 2008	2,221,351	1,442,614
Inventories	27,945,742	26,571,755
Total current assets	$179,265,030	$168,292,580
Long-term Assets:
Property, plant and equipment, net	$55,945,266	$51,978,905
Intangible assets, net	745,474	504,339
Other receivables, net, including $743,209 and $903,674 from related parties at March 31, 2009 and December 31, 2008	1,439,303	1,349,527
Advance payments for property, plant and equipment, including $1,442,579 and $2,473,320 to related parties at March 31, 2009 and December 31, 2008	4,659,474	6,459,510
Long-term investments	78,995	79,010
Deferred income tax assets	2,270,161	2,383,065
Total assets	$244,403,703	$231,046 ,936
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$5,120,028	$7,315,717
Accounts and notes payable, including $1,522,755 and $1,097,642 to related parties at March 31, 2009 and December 31, 2008	66,304,165	59,246,043
Convertible notes payable, net, including discount of convertible note payable at March 31, 2009	33,044,424	32,922,077
Derivative liabilities	3,065,422	1,502,597
Customer deposits	516,736	236,018
Accrued payroll and related costs	2,805,411	2,715,116
Accrued expenses and other payables	13,066,626	12,460,784
Accrued pension costs	3,714,541	3,806,519
Taxes payable	9,495,915	5,717,438
Amounts due to shareholders/directors	337,272	337,370
Total current liabilities	$137,470,540	$126,259,679
Long-term liabilities:
Advances payable	233,679	234,041
Total liabilities	$137,704,219	$126,493,720
Related Party Translations		-
Commitments and contingencies		—
Stockholders' equity:
Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares Issued and outstanding – None	$—	$-
Common stock, $0.0001 par value - Authorized - 80,000,000 Shares Issued and Outstanding - 26,983,244 shares at March 31, 2009 and December 31, 2008, respectively	2,698	2,698
Additional paid-in capital	27,148,206	27,148,206
Retained earnings-
Appropriated	7,702,835	7,525,777
Unappropriated	38,108,270	36,026,516
Deferred stock compensation	（500,052）	(500,052)
Accumulated other comprehensive income	11,117,342	11,127,505
Minority interests	23,120,185	23,222,566
Total stockholders' equity	$106,699,484	$104,553,216
Total liabilities and stockholders' equity	$244,403,703	$231,046,936

Condensed Consolidated Statements of Cash Flows (Unaudited, US dollars)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$3,642,509	$6,180,421
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	2,026,816	2,315,922
Allowance for doubtful accounts (Recovered)	(650,590)	(632,095
Deferred income taxes assets	112,451	(109,320
Amortization for discount of convertible note payable	122,347	99,449
(Gain) loss on change in fair value of derivative	1,560,848	-
Other operating adjustments	(1,235)	(16,769
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	(1,102,026)	(596,632
Accounts and notes receivable	(6,482,746)	(10,110,607
Advance payments and other	(779,328)	(1,388,073
Inventories	(1,379,040)	(1,674,877
Accounts and notes payable	7,069,389	5,328,884
Customer deposits	280,763	(19,651
Accrued payroll and related costs	90,811	(93,253
Accrued expenses and other payables	690,931	(29,553
Accrued pension costs	(91,254)	253,894
Taxes payable	3,779,564	218,004
Net cash provided by (used in) operating activities	$8,890,210	$(274,256
Cash flows from investing activities:
(Increase) decrease in other receivables	(111,395)	(427,014
Cash received from equipment sales	34,020	-
Cash paid to acquire property, plant and equipment	(4,296,391)	(2,999,504
Cash paid to acquire intangible assets	(292,573)	(99,672
Net cash (used in) investing activities	$(4,666,339)	$(3,526,190
Cash flows from financing activities:
(Decrease) in proceeds from bank loans	(2,194,298)	(712,353
Dividends paid to the minority interest holders of Joint-venture companies	(1,550,637)	(712,352
(Decrease) in amounts due to shareholders/directors	-	(70,294
Proceeds from issuance of convertible note payable	-	35,000,000
Net cash provided by (used in) financing activities	$(3,744,935)	$33,505,001
Cash and cash equivalents effected by foreign currency	$(7,020)	$770,308
Net increase (decrease) in cash and cash equivalents	471,916	30,474,863
Cash and cash equivalents at beginning of period	37,113,375	19,487,159
Cash and cash equivalents at end of period	$37,585,291	$49,962,022

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